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                                                                   EXHIBIT 10.35

                                 MIGRATEC, INC.
                                 PROMISSORY NOTE


$125,000                                                          April 14, 2003


      MigraTEC, Inc., a Delaware corporation (the "Maker"), hereby promises to pay to Thomas A. Montgomery (or its successors and assigns) ("Payee"), the principal sum of One Hundred Twenty-Five Thousand Dollars ($125,000) together with interest at the rate set forth herein upon maturity. This Promissory Note (the "Note") represents the definitive agreement contemplated by that certain Letter Agreement for Bridge Financing, dated April 11, 2003, and executed by the by the Maker and the Payee.

      1. Interest on the Note shall accrue at a rate equal to fifteen percent (15%) per annum until paid in full.

      2. The Note shall be due and payable as follows: (i) one (1) payment of accrued interest on the Note shall be payable in arrears for the first forty-five (45) days following the date of this Note on June 1, 2003; (ii) six
(6) approximately equal payments of principal and interest shall be payable on the first day of every month thereafter commencing on July 1, 2003; and (iii) the outstanding principal balance of this Note, together with all accrued but unpaid interest thereon, shall be due and payable on December 1, 2003 (the "Maturity Date") . This Note may be prepaid in whole or in part at any time without penalty or premium prior to the Maturity Date.

      3. This Note and the Maker's obligations hereunder are secured by a lien on certain assets of Maker pursuant to that certain Financing Statement executed by Maker in favor of Payee, dated of even date herewith.

      4. All agreements between Maker and Payee are expressly limited so that in no contingency or event whatsoever whether by reason of advancement of the proceeds of the Note, acceleration of maturity of the unpaid principal balance of the Note, or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance or detention of the money exceed the maximum legal rate. If, from any circumstance whatsoever, fulfillment of any provision hereof or any other document or instrument evidencing, accruing or relating to the indebtedness evidenced by the Note shall, at the time fulfillment of such provision be due, involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstance the Payee shall ever receive as interest an amount which would exceed the maximum legal rate, such amount shall (a) be applied to the reduction of the unpaid principal balance due under the Note, and not to the payment of interest or (b) be refunded to Maker. All sums paid or agreed to be paid to the Payee for the use, forbearance, or detention of the indebtedness of Maker to Payee shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness as uniform throughout its term. If any provision of the Note or the Security Agreement, or the application thereof to any party or circumstance, is held to be invalid, the remainder of the Note, and the application of such provision to other parties or circumstances,
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shall not be affected thereby, the provisions of the Note and the Security
Agreement being severable in any such instance. This provision shall control every other provision of all agreements between Maker and Payee with respect to the indebtedness created by this Note.

      5. In connection herewith, Maker agrees to pay up to a maximum of $1,500 in actual legal expenses incurred by Payee in connection with this Note.

      EXECUTED this 14th day of April, 2003.

                                     MAKER:

                                     MIGRATEC, INC.


                                     By:  /s/ T. Ulrich Brechbuhl
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                                        T. Ulrich Brechbuhl,
                                        President and Chief Executive Officer